Exhibit 99.1

Wellgistics Health Provides 2026 Corporate Outlook

●	Integration of prescription drug dispensing optimization aritifical intelligence platform EinsteinRx™ into pharmacy client point-of-sales systems has commenced
●	EinsteinRx integration streamlining effort focuses on reducing onboarding process friction and speeding time to implementation prior to scaling pharmacy marketing effort
●	Company expects to onboard up to 500 pharmacies per month into formal Wellgistics Pharmacy Network by year end 2026
●	Manufacturer supplier relationship expansion effort focused on diabetes, weight loss, cardiometabolic & Long COVID patients that existing pharmacy clients already serve
●	PharmacyChain™ blockchain-enabled healthcare smart contract development resource assessment ongoing

TAMPA, FL, January 7, 2026 – Wellgistics Health, Inc. (“Wellgistics”) (NASDAQ: WGRX), a health information technology leader, integrating proprietary pharmacy dispensing optimization artificial intelligence (‘AI’) platform EinsteinRx™ into its patented blockchain-enabled smart contracts platform PharmacyChain™, today provided a corporate outlook for 2026 to stakeholders.

“Three months following my return to the role of President at Wellgistics, the Company now has a clear direction as we begin a hyper-focused operational execution phase,” said Prashant Patel, RPh, President & Interim-CEO of Wellgistics Health. “In 2026 we will focus squarely on the implementation of our EinsteinRx™ AI platform into pharmacy client point of sale systems, onboarding and increasing the percentage of our existing 6,500+ independent pharmacy customers that convert into our official Wellgistics pharmacy network (the ‘Wellgistics Pharmacy Network’). The key benefit for pharmacies enrolling in the Wellgistics Pharmacy Network will be the integration of patient-specific health information pulled from authorized provider databases with ‘just-in-time’ prescription optimization tools to empower our network’s pharmacists to educate both providers and patients on the best personalized prescription drug selection and prescription drug-adjacent products & services that are associated with the best patient outcomes. We have already started the Wellgistics Pharmacy Network integration process with our closest pharmacy customers and are currently optimizing the onboarding process to make it as seamless as possible for pharmacists, leveraging client feedback to improve speed of deployment and reduce process friction. Once sufficiently optimized, we intend to accelerate the pharmacy conversion marketing effort as we also look to expand our prescription drug manufacturer supplier relationships. We have set a goal of reaching a Wellgistics Pharmacy Network onboarding rate of up to 500 pharmacies per month by year end 2026.”

Mr. Patel continued, “While SGLT-2 drug Brenzavvy® for the diabetes market is the first product that we are focused on optimizing EinsteinRx for, we intend to quickly expand our branded manufacturer relationships to include other products that primarily target similar patient populations that make up a significant proportion of the patients Wellgistics Pharmacy Network pharmacies serve, including patients who have been prescribed GLP-1 agonist drugs and other drugs associated with cardiometabolic disease, such as Long COVID.”

The US diabetes market was estimated to be $48 billion in 2024, growing to $79 billions by 2031 according to iData Research. The North American GLP-1 agonist market was estimated to be $53 billion in 2025, respected to grow to $156 billion by 2030 according to Grandview Research. The US cardiometabolic disorders market was estimated to be $46 billion in 2024, expected to grow to $85 billion by 2031 according to Mobility Forsights. Over 18 million patients in the United States lose an annual average of over $9,000 per patient, resulting in total lost wages estimated at over $170 billion annually according to research published in Nature Publication Journals Primary Care Respiratory Medicine.

“Concurrent with this onboarding optimization effort, our technology team has been working to complete its assessment of the resources required to establish PharmacyChain,” added Mr. Patel. “We will very soon provide updates on this exciting effort that we expect will dramatically improve efficiency in the healthcare delivery market. PharmacyChain is being developed to implement end-to-end smart contracts to drastically reduce the administrative burden associated with optimal healthcare delivery, improve payer transparency and significantly increase the rate of timely insurance reimbursements for pharmacies, providers and other stakeholders in the United States while simultaneously rooting out fraud, waste and abuse in the healthcare system.”

About Wellgistics Health, Inc.

Wellgistics Health (NASDAQ: WGRX) is a health information technology leader, integrating proprietary pharmacy dispensing optimization artificial intelligence platform EinsteinRx™ into its patented blockchain-enabled smart contracts platform PharmacyChain™ to optimize the prescription drug dispending journey. Its integrated platform connects 6,500+ pharmacies (the “Wellgistics Pharmacy Network”) and 200+ manufacturers, offering wholesale distribution, digital prescription routing, direct-to-patient delivery, and AI-powered hub services such as eligibility, adherence, onboarding, prior authorization, and cash-pay fulfillment as needed to optimize patient access. Wellgistics provides end-to-end solutions designed to restore access, transparency, and trust in the U.S. prescription drug market for independent pharmacies.

For more information, visit www.wellgisticshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding the parties’ plans to negotiate definitive agreements, potential implementation, adoption, performance, revenue sharing, and other anticipated benefits of the contemplated collaboration. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including those described in DataVault AI, Inc.’s and Wellgistics Health, Inc.’s filings with the SEC. Forward-looking statements speak only as of the date hereof, and neither company undertakes any obligation to update them except as required by law. Additional factors are discussed in Wellgistics Health’s filings with the SEC, available at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction, and there shall be no sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Wellgistics Media & Investor Contact

Media:

media@wellgisticshealth.com

Investor Relations:

IR@wellgisticshealth.com